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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2004 Equity Incentive Plan, 2004 Non-Employee Directors' Stock Option Plan, 2002 Stock Option Plan, 2001 Stock Option Plan, 2000 Stock Option Plan and 1999 Stock Option Plan of GTx, Inc. of our report dated May 9, 2003 (except Note 1, as to which the date is December 1, 2003, and Note 13, as to which the date is January 14, 2004) with respect to the financial statements for the year ended December 31, 2002 of GTx, Inc. included in the Registration Statement (Form S-1 No. 333-109700) and related prospectus of GTx, Inc. dated February 2, 2004.

                                               /s/ Ernst & Young LLP

Memphis, Tennessee
February 5, 2004